SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

May 5, 2008
Date of Report (Date of earliest event reported)

Discovery Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26422	94-3171943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2600 Kelly Road, Suite 100
Warrington, Pennsylvania 18976
(Address of principal executive offices)

(215) 488-9300
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On May 6, 2008, Discovery Laboratories, Inc. (the “Company”) issued a press release announcing financial results for the quarter ended March 31, 2008, and providing selected updates concerning the Company’s efforts to gain approval of its New Drug Application (NDA) for Surfaxin® (lucinactant) for the prevention of Respiratory Distress Syndrome (RDS) in premature infants. On May 1, the U.S. Food and Drug Administration (FDA) issued an Approvable Letter for Surfaxin® (lucinactant) for the prevention of RDS in premature infants. The Company also provided updates regarding the restructuring of its collaboration arrangement with Chrysalis Technologies (Chrysalis, a division of Philip Morris USA, Inc.), under which (i) the Company will assume full responsibility, effective July 1, 2008, to further develop the novel capillary aerosolization technology into devices for potential clinical and commercial application, (ii) Chrysalis will pay the Company $4.5 million to support further device development activities, and (iii) the Company will have a significantly reduced obligation to Chrysalis for the payment of future revenue-based royalties. The press release is attached as Exhibit 99.1 hereto.

In accordance with General Instruction B.2 of Form 8-K, the information in Item 2.02 of this Current Report on Form 8-K and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in any such filings.

Item 8.01. Other Events.

On May 5, 2008, the Company issued a press release providing guidance with respect to the recent FDA Surfaxin Approvable Letter for Surfaxin® (lucinactant) for the prevention of RDS in premature infants. The Company outlined key achievements that occurred prior to May 1, 2008, including (i) the FDA completed a pre-approval inspection of the Company’s manufacturing operations and recently issued an Establishment Inspection Report (EIR) indicating an approval recommendation, and (ii) as of March 2008, the Company’s three Surfaxin process validation batches have successfully attained 12 months stability and continue to demonstrate conformance to established stability specifications. The Company provided guidance about the contents of the Approvable Letter, including its belief that (a) the steps required to file a response may be completed in approximately 6 to 8 weeks, and (b) the response may potentially be designated by the FDA as a Class 1 resubmission with a target review period of 60 days. The overall timeline may be shortened or extended following discussions with the FDA to clarify certain requests in the Approvable Letter. The press release is attached as Exhibit 99.2 to this report and is incorporated herein by reference.

On May 7, 2008, the Company issued a press release announcing that Surfaxin® pre-clinical and clinical data were presented at the Pediatric Academic Societies Annual Meeting. In a preclinical study titled “Surfaxin® (lucinactant) Significantly Attenuates Inflammation and Preserves Lung Structural Integrity vs. Animal-derived Surfactants in a RDS Model” (Marla R. Wolfson, et. al.) pre-term lambs treated with Surfaxin had better lung function compared with lambs treated with either Survanta®, Curosurf®, or no surfactant replacement. In a second study, “Successful Rapid Extubation to nCPAP Following Surfactant Treatment Does Not Depend on Surfactant Preparation” (Jan Mazela, et. al.), a subset of 148 infants from the SELECT Trial (the Company’s pivotal Phase 3 clinical trial for Surfaxin® for the prevention of RDS in premature infants) was analyzed. The objective of the analysis was to determine the rate of successful rapid extubation following surfactant treatment among infants treated with different surfactants. Overall, the trends for the success of extubation at both 7 and 28 days of life and 36 weeks post- conceptual age (PCA) all favored Surfaxin® relative to the comparator surfactants, although these results did not achieve statistical significance. The study concluded that rapid extubation following surfactant treatment can be successfully implemented regardless of the type of the surfactant administered. The press release is attached as Exhibit 99.3 to this report and is incorporated herein by reference.

On May 7, 2008, the Company issued a press release announcing that new data supporting potential unique properties of the Company’s novel KL-4 SRT were also presented at the Pediatric Academic Societies Annual Meeting. Preclinical studies demonstrate that KL-4 does not induce an immune response known as anaphylaxis and that Surfaxin® (lucinactant) displays antimicrobial properties. The press release is attached as Exhibit 99.4 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release dated May 6, 2008
99.2	Press release dated May5, 2008
99.3	Press release dated May 7, 2008
99.4	Press release dated May 7, 2008

Cautionary Note Regarding Forward-looking Statements:

To the extent that statements in this Current Report on Form 8-K are not strictly historical, including statements as to business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company’s product development or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this Current Report are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Such risks and others are further described in the Company's filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery Laboratories, Inc.

	By:	/s/ Robert J. Capetola
Robert J. Capetola, Ph.D.
President and Chief Executive Officer

Date: May 8, 2008